FOR IMMEDIATE RELEASE

Media Contact:
Damien Kane
732-499-7200 x2503
SVP, Director of Marketing
dkane@eNorthfield.com

VICKIE TOMASELLO JOINS NORTHFIELD BANK
AS EXECUTIVE VICE PRESIDENT
AND CHIEF RISK OFFICER

WOODBRIDGE, NEW JERSEY, AUGUST 28, 2023... Northfield Bank, wholly-owned subsidiary of Northfield Bancorp, Inc. (NASDAQ: NFBK), announced today that Vickie Tomasello has joined Northfield Bank (“Northfield” or the “Bank”) as Executive Vice President and Chief Risk Officer. Ms. Tomasello will be responsible for managing the effective governance of risk programs and overseeing the Information Security, Bank Secrecy, Security, Credit Administration, Risk Management, and Compliance areas of the Bank.

Ms. Tomasello is a Certified Public Accountant and brings to Northfield over 25 years of experience in the areas of risk, audit, reporting, analytics, and governance. Vickie has a wide range of experience in the banking industry and was most recently the Chief Audit Officer for Lakeland Bancorp, Inc.

“I am excited to welcome Vickie to the Northfield team,” stated Steven M. Klein, Chairman and CEO of Northfield Bank. “Vickie’s experience working with teams throughout banking organizations and her proven ability to develop and implement effective governance programs will be an invaluable asset to Northfield as we move forward with our strategic objectives.”

Ms. Tomasello is a member of the American Institute of Certified Public Accountants, Information Systems Audit and Control Association, Institute of Internal Auditors, Mid-Size Bank Coalition of America - Chief Audit Executives Group, New Jersey Bankers Association Internal Audit Committee, and Risk Management Association.

Ms. Tomasello is based out of Northfield Bank’s Woodbridge Operations Center located at 581 Main Street, Woodbridge, NJ.

About Northfield Bank
Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union Counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.